UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2015

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55189 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 20, 2015, NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), through subsidiaries of its operating partnership, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with an unaffiliated private foundation (the “Seller”) pursuant to which, among other things, NorthStar Income II agreed to acquire limited partnership interests in up to six real estate private equity funds (the “Fund Interests”) comprised of a diversified portfolio of assets with an aggregate reported net asset value of $50.2 million as of September 30, 2014 (the “Valuation Date”).

Pursuant to the Purchase and Sale Agreement, NorthStar Income II agreed to pay $45.0 million, plus closing costs, to the Seller to acquire, through multiple closings, all of the Fund Interests prior to August 10, 2015 (the “Outside Date”). For each Fund Interest that closes, NorthStar Income II will be entitled to receive all distributions of cash flow and return of capital attributable to such Fund Interest from and after the Valuation Date. Further, NorthStar Income II will be obligated to fund all additional capital contributions made from and after the Valuation Date for each acquired Fund Interest. Although NorthStar Income II’s maximum future obligation for capital contributions is approximately $6 million, it currently expects to fund approximately $3 million over the course of the investment.

In connection with the Purchase and Sale Agreement, NorthStar Income II deposited $5.0 million of the purchase price with the Seller.  The deposit is generally non-refundable unless the transactions contemplated by the Purchase and Sale Agreement are not consummated as a result of a material breach of the Purchase and Sale Agreement by the Seller.

NorthStar Income II expects to close on each Fund Interest as consents from the general partners of such Fund Interests are received, with the initial closing expected in April 2015 and subsequent closings occurring periodically thereafter.  However, all closings must occur prior to the Outside Date and are subject to customary closing conditions, including obtaining third-party consents that are outside of the control of NorthStar Income II.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “expects,” “intends” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, NorthStar Income II's ability to complete the acquisition of the Fund Interests, including its ability to obtain all required third-party consents, the actual amount of capital contributions that NorthStar Income II is required to fund, the performance of the underlying real estate private equity funds, future property values, the impact of any losses from NorthStar Income II’s investments on cash flow and returns, the impact of leverage, including the leverage associated with the assets in the underlying real estate private equity funds, on investment performance, property level cash flow, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, the ability to achieve targeted returns, changes to generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in NorthStar Income II’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date of this report and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: March 26, 2015	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary

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